Exhibit 99.2

Item  2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the change to reportable segments discussed in the Notes to the Consolidated Financial Statements filed in Exhibit 99.1 to this Current Report on Form 8-K. As such, the following discussion should be read in conjunction with our Current Report on Form 8-K filed November 19, 2015.

Except as expressly indicated or unless the context otherwise requires, the “Company,” “we,” “our” or “us” means Builders FirstSource, Inc. and its subsidiaries, including ProBuild Holdings LLC (“ProBuild”), as of July 31, 2015.

Cautionary Statement

Statements in this report which are not purely historical facts or which necessarily depend upon future events, including statements regarding our anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements made in this report involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this report, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. Further information regarding the risk factors that could affect our financial and other results are included as Item 1A of our annual report on Form 10-K.

COMPANY OVERVIEW

We are a leading supplier and manufacturer of structural and related building products for residential new construction in the U.S. We offer an integrated solution to our customers providing manufacturing, supply and installation of a full range of structural and related building products. Our manufactured products include our factory-built roof and floor trusses, wall panels and stairs, vinyl windows, custom millwork and trim, as well as engineered wood that we design, cut, and assemble for each home. We also assemble interior and exterior doors into pre-hung units. Additionally, we supply our customers with a broad offering of professional grade building products not manufactured by us, such as dimensional lumber and lumber sheet goods, various window, door and millwork lines, as well as cabinets, roofing and hardware. Our full range of construction-related services includes professional installation, turn-key framing and shell construction, and spans all our product categories.

We group our building products into six product categories:

•	Lumber & Lumber Sheet Goods. Lumber & lumber sheet goods include dimensional lumber, plywood, and OSB products used in on-site house framing.
•

Windows, Door & Millwork. Windows & doors are comprised of the manufacturing, assembly, and distribution of windows and the assembly and distribution of interior and exterior door units. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard® brand name.

•	Manufactured Products. Manufactured products consist of wood floor and roof trusses, steel roof trusses, wall panels, stairs, and engineered wood.
•	Gypsum, Roofing & Insulation. Gypsum, roofing, & insulation include wallboard, metal studs and trims, ceilings, joint treatment and finishes, stucco and exteriors.
•	Siding, metal, and concrete. Siding, metal, and concrete includes vinyl, composite, and wood siding, other exteriors, and cement.
•

Other Building Products & Services. Other building products & services are comprised of products such as cabinets and hardware as well as services such as turn-key framing, shell construction, design assistance, and professional installation spanning the majority of our product categories.

Our operating results are dependent on the following trends, events and uncertainties, some of which are beyond our control:

•

Homebuilding Industry. Our business is driven primarily by the residential new construction market, which is in turn dependent upon a number of factors, including demographic trends, interest rates, consumer confidence, employment rates, foreclosure rates, and the health of the economy and mortgage markets. During the housing downturn, which began in 2006, many homebuilders significantly decreased their housing starts because of lower demand and an excess of home inventory. The housing industry started to strengthen in 2011. According to the U.S. Census Bureau, the annualized rate for U.S. single-family housing starts was 685,000 as of June 30, 2015. However, single-family housing starts remain well below the historical average (from 1959 through 2014) of 1.0 million per year. Due to the lower levels of housing starts and increased competition for homebuilder business, we have and will continue to experience pressure on our gross margins. We still believe there are several meaningful trends that indicate U.S. housing demand will likely recover further in the long term and that the downturn in the housing industry was likely a trough in the cyclical nature of the residential construction industry. These trends include relatively low interest rates, the aging of housing stock, and normal population growth due to immigration and birthrate exceeding death rate. Industry forecasters, including the National Association of Homebuilders (the “NAHB”), expect to see continued improvement in housing demand over the next few years.

•

Targeting Large Production Homebuilders. Over the past ten years, the homebuilding industry has undergone consolidation, and the larger homebuilders have increased their market share. We expect that trend to continue as larger homebuilders have better liquidity and land positions relative to the smaller, less capitalized homebuilders. Our focus is on maintaining relationships and market share with these customers while balancing the competitive pressures we are facing in servicing large homebuilders with certain profitability expectations. We expect that our ability to maintain strong relationships with the largest builders will be vital to our ability to expand into new markets as well as grow our market share. Additionally, we have been successful in expanding our custom homebuilder customer base while maintaining acceptable credit standards.

•

Use of Prefabricated Components. Prior to the housing downturn, homebuilders were increasingly using prefabricated components in order to realize increased efficiency and improved quality. Shortening cycle time from start to completion was a key imperative of the homebuilders during periods of strong consumer demand. During the housing downturn, that trend decelerated as cycle time had less relevance. Customers who traditionally used prefabricated components, for the most part, still do. However, the conversion of customers to this product offering slowed during the downturn. We are now seeing the demand for prefabricated components increase as the residential new construction market continues to strengthen and the availability of skilled construction labor remains limited.

•

Economic Conditions. Economic changes both nationally and locally in our markets impact our financial performance. The building products supply industry is highly dependent upon new home construction and subject to cyclical market changes. Our operations are subject to fluctuations arising from changes in supply and demand, national and local economic conditions, labor costs, competition, government regulation, trade policies and other factors that affect the homebuilding industry such as demographic trends, interest rates, single-family housing starts, employment levels, consumer confidence, and the availability of credit to homebuilders, contractors, and homeowners. Beginning in 2007, the mortgage markets experienced substantial disruption due to increased defaults. This resulted in a stricter regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market and tighter standards to qualify for mortgages. Mortgage financing and commercial credit for smaller homebuilders continue to be constrained, although there have been recent signs of easing. As the housing industry is dependent upon the economy as well as potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely that the housing industry will not fully recover to the historical average until conditions in the economy and the credit markets further improve.

•

Cost of Materials. Prices of wood products, which are subject to cyclical market fluctuations, may adversely impact operating income when prices rapidly rise or fall within a relatively short period of time. We purchase certain materials, including lumber products, which are then sold to customers as well as used as direct production inputs for our manufactured and prefabricated products. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases on in-bound freight costs on our products. Our inability to pass on material price increases to our customers could adversely impact our operating results.

•

Controlling Expenses. Another important aspect of our strategy is controlling costs and enhancing our status as a low-cost building materials supplier in the markets we serve. We pay close attention to managing our working capital and operating expenses. We have a “best practices” operating philosophy, which encourages increasing efficiency, lowering costs, improving working capital, and maximizing profitability and cash flow. We constantly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our facilities. Further, we pay careful attention to our logistics function and its effect on our shipping and handling costs.

•

Multi-Family and Light Commercial Business. Our primary focus has been, and continues to be, on single-family residential new construction. However, we have recently acquired companies with multi-family manufacturing capabilities to further diversify our customer base.  We will continue to identify opportunities for profitable growth in the multi-family and light commercial markets.

RECENT DEVELOPMENTS

Timber Tech Acquisition

On February 9, 2015 the Company acquired certain assets and the operations of Timber Tech Texas, Inc. and its affiliates (“Timber Tech”) for $5.8 million in cash (including certain adjustments). Timber Tech is based in Cibolo, Texas, which is approximately 25 miles northeast of downtown San Antonio. Timber Tech is a manufacturer of roof trusses, floor trusses, wall panels and sub-components, as well as a supplier of glue laminated timber and veneer lumber beams.

This transaction was accounted for by the acquisition method, and accordingly the results of operations were included in the Company’s consolidated financial statements from the acquisition date. The purchase price has been allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The purchase price allocations are preliminary and are subject to adjustment.

ProBuild Acquisition

On July 31, 2015, we acquired all of the operating affiliates of ProBuild Holdings LLC (“ProBuild”) through the purchase of all issued and outstanding equity interests of ProBuild for $1.63 billion in cash, subject to certain adjustments. Headquartered in Denver, Colorado, ProBuild is one of the nation’s largest professional building materials suppliers. The ProBuild acquisition will lead to greater diversification and scale, an improved geographic footprint, and significant potential cost savings. In addition, we bring to ProBuild significant sales expertise in value-added products, which we believe, when combined with ProBuild’s attractive customer mix, will result in enhanced sales growth of higher margin products for the combined company.

The purchase price was funded with the net cash proceeds from (i) the issuance of $700.0 million in aggregate principal amount of 10.75% senior unsecured notes due 2023, (ii) the entry into a new $600.0 million senior secured term loan facility, (iii) a $295.0 million draw on an amended and restated $800.0 million senior secured asset-backed loan facility, and (iv) a public offering of 9.2 million new shares of our common stock at an offering price of $12.80 per share, subject, in each case, to applicable discounts, commissions, fees, and expenses.

This transaction will be accounted for by the acquisition method, and accordingly the results of operations will be included in the Company’s consolidated financial statements from the acquisition date. The purchase price will be allocated to the assets acquired based on estimated fair values at the acquisition date, with the excess of purchase price over the estimated fair value of the net assets acquired recorded as goodwill. The accounting for this acquisition has not been completed at the date of this filing given the proximity to the acquisition date.

CURRENT OPERATING CONDITIONS AND OUTLOOK

Though the level of housing starts remains below the historical average, the homebuilding industry has shown improvement since 2011. For the second quarter of 2015, actual U.S. single-family housing starts were 205,300, a 12.4% increase compared to the second quarter of 2014. Actual single-family housing starts in the South Region, as defined by the U.S. Census Bureau and which encompasses our entire geographic footprint, were 106,900 in the second quarter of 2015, a 17.1% increase from the second quarter of 2014. Single-family units under construction in the South Region increased 6.8% during the second quarter of 2015 compared to the same quarter a year ago. While the housing industry has strengthened over the past few years, the limited availability of credit to smaller homebuilders and potential homebuyers and the slow economic recovery, among other factors, have hampered a stronger recovery. The NAHB forecasting 716,000 U.S. single-family housing starts for 2015, which is up approximately 10.8% from 2014, but still well below the historical average of 1.0 million single-family housing starts per year.

Our sales for the second quarter of 2015 were up 8.2% over the same period last year, 4.3% of which was due to recent acquisitions. Excluding the impact of recent acquisitions, we estimate sales increased 6.3% due to increased volume, which was partially offset by a 2.4% decrease due to the impact of commodity price deflation on sales. Our gross margin percentage increased by 2.0% during the second quarter of 2015 compared to the second quarter of 2014, primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales. We made significant changes to our business during the downturn that have improved our operating efficiency and allowed us to better leverage our operating costs against changes in sales. However, our selling, general and administrative expenses, as a percentage of sales, were 20.5% in the second quarter of 2015, a 2.6% increase from 17.9% in the second quarter of 2014 primarily due to acquisition costs related to the recently announced ProBuild transaction, increased depreciation and amortization and an increase in stock compensation expense. Excluding these increases, our selling, general and administrative expense was 18.6% of sales in the current quarter versus 17.9% of sales in the same quarter a year ago. This remaining increase was further affected by the negative impact of commodity price deflation on our sales.

We still believe that the long-term outlook for the housing industry is positive due to growth in the underlying demographics. We feel we are well-positioned to take advantage of the construction activity in our markets and to continue to increase our market share, which may include strategic acquisitions. We will continue to focus on working capital by closely monitoring the credit exposure of our customers and by working with our vendors to improve our payment terms and pricing on our products. We will also continue to work diligently to achieve the appropriate balance of short-term expense control while maintaining the expertise and capacity to grow the business as market conditions improve. We want to create long-term shareholder value and avoid taking steps that will limit our ability to compete.

SEASONALITY AND OTHER FACTORS

Our first and fourth quarters have historically been, and are generally expected to continue to be, adversely affected by weather causing reduced construction activity during these quarters. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the following:

•	The volatility of lumber prices;
•	The cyclical nature of the homebuilding industry;
•	General economic conditions in the markets in which we compete;
•	The pricing policies of our competitors;
•	The production schedules of our customers; and
•	The effects of weather.

The composition and level of working capital typically change during periods of increasing sales as we carry more inventory and receivables. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which historically have been financed through available cash and borrowing availability under credit facilities. Collection of receivables and reduction in inventory levels following the peak building and construction season have in the past positively impacted cash flow.

RESULTS OF OPERATIONS

The following table sets forth, for the three and six months ended June 30, 2015 and 2014, the percentage relationship to sales of certain costs, expenses and income items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	76.0%	78.0%	76.7%	78.2%
Gross margin	24.0%	22.0%	23.3%	21.8%
Selling, general and administrative expenses	20.5%	17.9%	21.3%	18.9%
Facility closure costs	0.0%	0.0%	0.0%	0.0%
Income from operations	3.5%	4.1%	2.0%	2.9%
Interest expense, net	2.7%	1.5%	2.4%	2.0%
Income tax expense (benefit)	(0.0)%	0.1%	(0.0)%	0.0%
Income (loss) from continuing operations	0.8%	2.5%	(0.4)%	0.9%
Income (loss) from discontinued operations, net of tax	0.0%	(0.0)%	0.0%	(0.0)%
Net income (loss)	0.8%	2.5%	(0.4)%	0.9%

Three Months Ended June 30, 2015 Compared with the Three Months Ended June 30, 2014

Sales. Sales for the three months ended June 30, 2015 were $461.5 million, an 8.2% increase over sales of $426.5 million for the three months ended June 30, 2014. Sales increased 4.3% due to recent acquisitions for the three months ended June 30, 2015 compared to the same period one year ago. Excluding the impact of recent acquisitions, we estimate sales increased 6.3% due to increased volume, which was partially offset by a 2.4% decrease due to the impact of commodity price deflation on sales. According to the U.S. Census Bureau, actual U.S. single-family housing starts increased 12.4% in the second quarter of 2015 compared to the second quarter of 2014. In the South Region, which encompasses our entire geographic footprint, actual single-family housing starts increased 17.1% compared to the second quarter of 2014, and single-family units under construction increased 6.8% over this same time period.

The following table shows sales classified by product category (dollars in millions):

	Three Months Ended June 30,
	2015		2014
	Sales	% of Sales	Sales	% of Sales	% Change
Lumber & lumber sheet goods	$153.0	33.1%	$155.7	36.5%	-1.7%
Windows, doors & millwork	145.1	31.4%	128.0	30.0%	13.4%
Manufactured products	103.5	22.4%	91.7	21.5%	12.9%
Gypsum, roofing & insulation	13.2	2.9%	12.4	2.9%	6.5%
Siding, metal & concrete products	12.3	2.7%	10.5	2.5%	17.1%
Other building products & services	34.4	7.5%	28.2	6.6%	22.0%
Net sales	$461.5	100.0%	$426.5	100.0%	8.2%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is largely due to a 9.9% decrease in market prices for lumber and lumber sheet goods in the second quarter of 2015 compared to the second quarter of 2014, which was mostly offset by an increase in sales volume.

Gross Margin. Gross margin increased $16.8 million to $110.6 million. In addition, our gross margin percentage increased to 24.0% in the second quarter of 2015 from 22.0% in the second quarter of 2014, a 2.0% increase. Our gross margin percentage increased primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales in the second quarter of 2015 compared to the second quarter of 2014.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $18.1 million, or 23.7%. Our salaries and benefits expense, excluding stock compensation expense, was $56.7 million, an increase of $8.5 million from the second quarter of 2014 primarily due to an 8.9% increase in full-time equivalent employees related to recent acquisitions and increased sales volume. Stock compensation expense increased $0.7 million due to recent stock option and restricted stock unit grants. Office general and administrative expense increased $7.1 million primarily due to acquisition costs related to the recently announced ProBuild transaction. Delivery expense increased $0.7 million largely due to increased sales volume. Occupancy expense increased $0.4 million due to recent acquisitions and expansions at existing facilities.

As a percentage of sales, selling, general and administrative expenses increased from 17.9% in the second quarter of 2014 to 20.5% in the second quarter of 2015. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 1.0%, stock compensation expense increased 0.1%, office general and administrative expense increased 1.4%, occupancy costs were consistent with the second quarter of 2014, and delivery expenses decreased 0.1%. The increase in selling, general and administrative expenses, as a percentage of sales, was primarily due to the factors discussed above, and to a lesser degree, the negative impact of commodity price deflation on our sales.

Interest Expense, Net. Interest expense was $12.6 million in the second quarter of 2015, an increase of $6.1 million from the second quarter of 2014. The increase was primarily related to a $5.9 million increase in the non-cash, fair value adjustment related to the exercise of all our remaining stock warrants.

Income Tax Expense. We recorded an income tax benefit of $0.2 million in the second quarter of 2015 compared to $0.2 million of income tax expense in the second quarter of 2014. We recorded a reduction in the after-tax, non-cash valuation allowance on our net deferred tax assets of $1.3 million and $4.1 million during the three months ended June 30, 2015 and 2014, respectively. Absent this valuation allowance, our effective tax rate would have been 33.2% and 39.5% in the second quarters of 2015 and 2014, respectively.

Six Months Ended June 30, 2015 Compared with the Six Months Ended June 30, 2014

Sales. Sales for the six months ended June 30, 2015 were $832.5 million, a 7.8% increase over sales of $772.5 million for the six months ended June 30, 2014. Sales increased 5.1% due to recent acquisitions for the six months ended June 30, 2015 compared to the same period one year ago. Excluding the impact of recent acquisitions, we estimate sales increased 4.0% due to increased volume, which was partially offset by a 1.3% decrease due to the impact of commodity price deflation on sales. According to the U.S. Census Bureau, actual U.S. single-family housing starts increased 9.1% in the first six months of 2015 compared to the first six months of 2014. In the South Region, which encompasses our entire geographic footprint, actual single-family housing starts increased 12.1% compared to the first six months of 2014, and single-family units under construction increased 6.4% over this same time period.

The following table shows sales classified by product category (dollars in millions):

	Six Months Ended June 30,
	2015		2014
	Sales	% of Sales	Sales	% of Sales	% Change
Lumber & lumber sheet goods	$275.4	33.1%	$280.3	36.3%	-1.7%
Windows, doors & millwork	266.7	32.0%	235.5	30.5%	13.2%
Manufactured products	183.3	22.0%	162.5	21.0%	12.8%
Gypsum, roofing & insulation	23.8	2.9%	22.3	2.9%	6.7%
Siding, metal & concrete products	22.1	2.7%	19.2	2.5%	15.1%
Other building products & services	61.2	7.3%	52.7	6.8%	16.1%
Net sales	$832.5	100.0%	$772.5	100.0%	7.8%

Increased sales were achieved across all product categories, except lumber and lumber sheet goods, primarily due to increased volume. The decrease in sales for lumber and lumber sheet goods is primarily due to a 7.9% decrease in market prices for lumber and lumber sheet goods in the first six months of 2015 compared to the first six months of 2014, which was mostly offset by an increase in sales volume.

Gross Margin. Gross margin increased $25.6 million to $194.3 million. In addition, our gross margin percentage increased to 23.3% in the first six months of 2015 from 21.8% in the first six months of 2014, a 1.5% increase. Our gross margin percentage increased primarily due to improved customer pricing relative to our costs and a higher mix of value-added sales in the first six months of 2015 compared to the first six months of 2014.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $31.6 million, or 21.7%. Our salaries and benefits expense, excluding stock compensation expense, was $105.1 million, an increase of $13.4 million from the first six months of 2014 primarily due to a 6.7% increase in full-time equivalent employees related to recent acquisitions and increased sales volume. Stock compensation expense increased $1.5 million due to recent stock option and restricted stock unit grants. Office general and administrative expense increased $13.6 million primarily due to acquisition costs related to the recently announced ProBuild transaction.  Occupancy expense increased $1.0 million due to recent acquisitions and expansions at existing facilities. Delivery expense increased $0.9 million largely due to increased sales volume.

As a percentage of sales, selling, general and administrative expenses increased from 18.9% in the first six months of 2014 to 21.3% in the first six months of 2015. As a percentage of sales, salaries and benefits expense, excluding stock compensation expense, increased 0.7%, stock compensation expense increased 0.2%, office general and administrative expense increased 1.5%, occupancy costs were consistent with the first six months of 2014, and delivery expenses decreased 0.1%.  The increase in selling, general and administrative expenses, as a percentage of sales, was primarily due to the factors discussed above, and to a lesser degree, the negative impact of commodity price deflation on our sales.

Interest Expense, Net. Interest expense was $20.2 million in the first six months of 2015, an increase of $4.8 million from the first six months of 2014. The increase was primarily related to a $4.5 million increase in the non-cash, fair value adjustment related to the exercise of all our remaining stock warrants.

Income Tax Expense. We recorded an income tax benefit of $0.0 million during the six months ended June 30, 2015 compared to income tax expense of $0.1 million during the six months ended June 30, 2014. We recorded an increase in the after-tax, non-cash valuation allowance on our net deferred tax assets of $1.8 million during the six months ended June 30, 2015 and a reduction of the after-tax, non-cash valuation allowance of $3.0 million during the six months ended June 30, 2014. Absent this valuation allowance, our effective tax rate would have been 50.5% and 42.4% for the six months ended June 30, 2015 and 2014, respectively.

Results by Reportable Segment

The following table shows net sales and income (loss) from continuing operations before income taxes by reportable segment (dollars in millions):

	Three month ended June 30,
	Net sales					Income (loss) from continuing operations before income taxes
	2015	% of net sales	2014	% of net sales	% change	2015	% of net sales	2014	% of net sales	% change
Northeast	$68,424	15.9%	$66,445	16.8%	3.0%	$4,288	1.0%	$1,962	0.5%	118.6%
Southeast	193,525	44.9%	184,247	46.6%	5.0%	5,061	1.2%	3,499	0.9%	44.6%
South	169,231	39.2%	144,766	36.6%	16.9%	2,604	0.6%	2,482	0.6%	4.9%
West	—	—	—	—	—	—	—	—	—	—
	$431,180	100.0%	$395,458	100.0%		$11,953	2.8%	$7,943	2.0%

	Six months ended June 30,
	Net sales					Income (loss) from continuing operations before income taxes
	2015	% of net sales	2014	% of net sales	% change	2015	% of net sales	2014	% of net sales	% change
Northeast	$111,909	14.4%	$115,843	16.3%	-3.4%	$3,637	0.5%	$1,121	0.2%	224.4%
Southeast	341,002	44.0%	327,652	46.0%	4.1%	3,334	0.4%	982	0.1%	239.5%
South	322,287	41.6%	269,328	37.7%	19.7%	2,946	0.4%	1,841	0.3%	60.0%
West	—	—	—	—	—	—	—	—	—	—
	$775,198	100.0%	$712,823	100.0%		$9,917	1.3%	$3,944	0.6%

As a result of our reorganization following the ProBuild acquisition on July 31, 2015, we now have four reportable segments based on an aggregation of the geographic regions in which we operate: the “Northeast” reportable segment, the “Southeast” reportable segment, the “South” reportable segment and the “West” reportable segment. The West reportable segment operations were acquired through the ProBuild acquisition.  Excluding the impact of recent acquisitions, net sales in the three months ended June 30, 2015 compared to the three months ended June 30, 2014 increased by 3.0%, 5.0% and 4.1% in our Northeast, Southeast and South reportable segments due to volume increases which outpaced the commodity price deflation offset.  The same factors, primarily volume increases offset by commodity price deflation, influenced the increase in net sales, excluding the impact of recent acquisitions in our Southeast and South reportable segments by 4.1% and 5.1%, respectively, in the six months ended June 30, 2015 compared to the six months ended June 30, 2014. Net sales for our Northeast reportable segment decreased 3.4% for the six months ended June 30, 2015 compared to the six months ended June 30, 2014 due to slower regional sales growth which was not enough to overcome the commodity price deflation impact.

LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirements are to fund working capital needs and operating expenses, meet required interest and principal payments, and to fund capital expenditures and potential future acquisitions. Our capital resources at June 30, 2015 consist of cash on hand and borrowing availability under our revolving credit facility.

Our $175.0 million senior secured revolving credit facility (the “2013 facility”) has been primarily used for working capital, general corporate purposes, and funding acquisitions. Availability under the 2013 facility is determined by a borrowing base. Our borrowing base consists of trade accounts receivable, inventory and other receivables, including progress billings and credit card receivables, that meet specific criteria contained within the credit agreement, minus agent specified reserves. Net borrowing availability is equal to the maximum borrowing amount minus outstanding borrowings and letters of credit.

The following table shows our borrowing base and excess availability as of June 30, 2015 and December 31, 2014 (in millions):

	As of
	June 30, 2015	December 31, 2014
Accounts Receivable Availability	$132.1	$102.8
Inventory Availability	82.7	79.6
Other Receivables Availability	10.7	11.5
Gross Availability	225.5	193.9
Less:
Agent Reserves	(9.2)	(8.0)
Borrowing Base	216.3	185.9
Aggregate Revolving Commitments	175.0	175.0
Maximum Borrowing Amount (lesser of Borrowing Base and Aggregate Revolving Commitments)	175.0	175.0
Less:
Outstanding Borrowings	(55.0)	(30.0)
Letters of Credit	(16.4)	(15.6)
Net Borrowing Availability on Revolving Facility	$103.6	$129.4
Plus:
Cash in Qualified Accounts	39.2	16.7
Excess Availability, as defined	$142.8	$146.1

As of June 30, 2015, we had $55.0 million in outstanding borrowings under our 2013 facility and our net borrowing availability was $103.6 million after being reduced by outstanding letters of credit of approximately $16.4 million. Excess availability is the sum of our net borrowing availability plus qualified cash, defined as cash on deposit that is subject to a control agreement in favor of the agent. Excess availability must equal or exceed a minimum specified amount, currently $17.5 million, or we are required to meet a fixed charge coverage ratio of 1 to 1. At June 30, 2015, our excess availability was $142.8 million, including $103.6 million in net borrowing availability and $39.2 million in qualified cash. We were not in violation of any covenants or restrictions imposed by any of our debt agreements at June 30, 2015.

Liquidity

Our liquidity at June 30, 2015 was $143.8 million, which includes $103.6 million in net borrowing availability under the 2013 facility and $40.2 million of cash on hand. On July 31, 2015, we acquired ProBuild and all of its operating affiliates for $1.63 billion in cash, subject to certain adjustments.  The purchase price was funded with the net cash proceeds from (i) the issuance of $700.0 million in aggregate principal amount of 2023 notes, (ii) the entry into a new $600.0 million term loan facility, (iii) a $295.0 million draw on the 2015 facility and, (iv) a public offering of 9.2 million new shares of our common stock at an offering price of $12.80 per share, subject, in each case, to applicable discounts, commissions, fees, and expenses. In addition, $350.0 million in aggregate principal amount of 7.625% senior secured notes due 2021 (“2021 notes”) remain outstanding. Our estimated liquidity upon closing the ProBuild acquisition was over $500.0 million consisting of cash on hand and borrowing availability under the 2015 facility.

We have substantially increased indebtedness following completion of the ProBuild acquisition in comparison to our indebtedness on a recent historical basis, which will increase our interest expense and could have the effect of, among other things, reducing our flexibility to respond to changing business and economic conditions. For more information regarding the effect of the ProBuild acquisition on our liquidity please refer to our Registration Statement on Form S-3 (Registration No. 333-203824) and the related prospectus supplement.

Should the current industry conditions deteriorate or we pursue additional acquisitions, we may be required to raise additional funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any of these financing options would be available on favorable terms, if at all. Alternatives to help supplement our liquidity position could include, but are not limited to, idling or permanently closing additional facilities, adjusting our headcount in response to current business conditions, attempts to renegotiate leases, and divesting of non-core businesses. There are no assurances that these steps would prove successful.

Consolidated Cash Flows

Cash provided by operating activities was $17.6 million and $0.7 million for the six months ended June 30, 2015 and 2014, respectively. Our working capital decreased $4.0 million in the first six months of 2015 compared to an increase of $13.3 million in the first six months of 2014. The remaining change is due to a $0.4 million decrease in cash provided by operations largely attributable to costs associated with the ProBuild transaction.

Cash used in investing activities was $19.9 million and $20.8 million for the six months ended June 30, 2015 and 2014, respectively. The change is primarily due to a $2.9 million decrease in cash used for acquisitions during the six months ended June 30, 2015 compared to the six months ended June 30, 2014. However, this decrease was mostly offset by a $2.2 million increase in capital expenditures over the same period. The increase in capital expenditures during the six months ended June 30, 2015 primarily relates to purchasing machinery, equipment and vehicles to support sales growth and to increase capacity at existing locations.

Cash provided by financing activities increased $24.8 million for the six months ended June 30, 2015 compared to the six months ended June 30, 2014. The change primarily related to our additional $25.0 million borrowing under our 2013 facility in the first quarter of 2015.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2015, the Financial Accounting Standards Board (‘FASB”) issued an update to the existing guidance under the Inventory topic of the Codification. This update changes the subsequent measurement of inventory from lower of cost or market to lower of cost and net realizable value. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption of this guidance is permitted as of the beginning of an interim or annual reporting period. This guidance requires prospective application. We are currently evaluating the impact of this guidance on our financial statements.

In April 2015, the FASB issued an update to the existing guidance under the Interest topic of the Accounting Standards Codification (“Codification”). This update requires debt issuance costs to be presented on the balance sheet as a direct reduction from the carrying amount of the related debt liability instead of a deferred charge. This guidance is effective for interim and annual reporting periods beginning after December 15, 2015. This guidance requires retrospective application. Early adoption is permitted for financial statements that have not been previously issued. As of June 30, 2015, we had $8.3 million in debt issuance costs related to long-term debt which will be reclassified from other assets upon adoption of this standard.

In January 2015, the FASB issued an update to the existing guidance under the Income Statement topic of the Codification.  This update eliminates the concept of extraordinary items and the requirement to assess whether an event or transaction is both unusual in nature and infrequent in occurrence and to separately present any such items on the statement of operations after income from continuing operations. Under the updated guidance such items will either be presented as a separate component of income from continuing operations or disclosed in the notes to the financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2015. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption, but not required. The guidance allows either prospective or retrospective methods of adoption. We do not currently expect that the adoption of this update will have an impact on our financial statements.

In August 2014, the FASB issued an update to the existing guidance under the Presentation of Financial Statements topic of the Codification. This update requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new guidance is effective for the annual period ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted, but not required. We are currently evaluating the impact of this guidance on our financial statements.

In May 2014, the FASB issued an update to the existing guidance under the Revenue Recognition topic of the Codification which is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  This new guidance was originally effective for annual reporting periods beginning after December 15, 2016. However, in July 2015, the FASB approved an optional one year deferral of the effective date to annual reporting periods beginning after December 15, 2017. As such, this guidance will be effective for us beginning on January 1, 2018. Early adoption is permitted; however, this guidance cannot be adopted earlier than the original effective date. This guidance allows either full retrospective or modified retrospective methods of adoption. We are currently evaluating the impact of this guidance on our financial statements.